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EXHIBIT 99.1 - PRESS RELEASE DATED FEBRUARY 14, 2001 OF UDATE.COM, INC.


FOR IMMEDIATE RELEASE


      UDATE.COM AGREES TO ACQUIRE KISS.COM IN A $17.7 MILLION "LOVE MATCH"

     -- UNION CREATES WORLD'S MOST SUCCESSFUL ONLINE MATCHMAKING BUSINESS --


        NEW YORK, February 14th 2001 -- Udate.com, Inc., (OTC Bulletin Board:
UDAT), today announced an agreement to acquire Seattle-based Kiss.com Inc., one of udate.com's most profitable competitors, for a total consideration estimated at $17.7M (based on yesterday's closing stock price). This deal, deemed to be the first M&A transaction between two profitable businesses in this sector, is expected to close later in the quarter. It propels 13-month-old udate.com to the status of the world's most successful online matchmaking business.

        With the world's single population now numbering 200 million and rising, this deal comes at a time when many are eyeing prospects in the Internet matchmaking business and preparing for its expected growth.

        "I am delighted to announce this agreement combining two of the most revered and respected brands in the industry," stated Mel Morris, CEO, udate.com, Inc. "We surveyed the entire market and identified Kiss.com as the perfect partner for our first acquisition. The synergies between the two companies were instantly clear. Kiss.com has the next highest revenue per site visitor behind udate.com and is a well-run business with a strong and highly-focused management team, led by Duane Dahl, CEO. We plan to leverage this team as we continue to develop and expand the combined business towards increased profitability," continued Morris.

        As a result of this acquisition, udate.com will have more than 3.3 million registered members with subscription revenues of more than $1.2M per month. The company plans to preserve both the udate.com and Kiss.com brands going forward and will leverage its strong technology and Web site infrastructure across both Web properties.

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         Duane Dahl, Kiss.com's CEO added: "A year ago, udate.com was just starting out in this sector. The phenomenal growth that has allowed udate.com to encircle the competition in just 12 months is a testimony to the strength of the company's management and its vaunted technology. Combining our experience as a privately-funded company with the vision that inspired udate.com's excellence is a very exciting opportunity for all. The entire Kiss.com team is enthusiastic about driving forward with udate.com to the top end of the sector."

        Earlier this week, udate.com announced it had reached monthly profitability based on record trading results for January 2001. Kiss.com announced it had reached monthly profitability in December 2000. This acquisition is expected to take udate.com's monthly subscription revenues over $1.2M per month compared with total quarterly revenues of $884,141 for Q4 2000.

        The management teams of both businesses have been working together since early December to establish and prove a number of synergistic benefits from combining forces. These efforts have already identified a 20 percent increase in new member signups for both udate.com and Kiss.com Web sites with no additional marketing cost and without membership duplication.

        "This transaction will provide udate.com with a substantial and profitable business base. Much of the integration effort that normally erodes the early gains of M&A deals has already been taken care of. The Kiss.com application is already running on udate.com servers and both businesses are enjoying the early benefits of shared Web traffic resulting in 20 percent increases in the volume of new members joining daily. This deal is expected to be highly accretive from day one," Morris added.

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The following statistics are provided for those Analysts covering the sector:

        STATISTICS                                 UDATE         KISS           TOTAL

        Date Web Site Started:                     Dec 99        Jun 95
        Registered members (millions):             1.25M         2.1M           3.35M
        New Registered Members per month:          140K          200K           340K
        Monthly Unique Site Visitors (millions):   1.7M          2.0M           3.7M
        Monthly revenues circa $(thousands):       $630K         $660K          $1.29M
        Monthly Page Views (millions):             150M          85M            235M

        Statements about profitability contained in this notice take no account of exceptional costs including but not limited to the costs of acquisition associated with this transaction. The acquisition of Kiss.com is subject to udate.com, Inc. shareholder approval, customary and regulatory contingencies and is expected to close later in the quarter.

        ABOUT KISS.COM

        Founded in 1995, Kiss.com has rapidly grown to be one of the leading online singles communities. Kiss.com's product offering provides subscribers the opportunity of immediate opportunities for dating and romance plus offers off-line services such as events. They have a well-publicised relationship with New York Times best-selling author Dr. Pepper Schwartz, the internationally-renowned relationship expert who offers online features and feedback for members, as well as an on-going commitment to building Internet partnerships.

        Kiss.com provides a top quality Internet site offering content and services for singles seeking meaningful romantic relationships. With 2.1 million registered members, Kiss.com is one of the world's top 10 sites in a profitable and rapidly growing market. Based in Seattle, Kiss.com employs 24 full-time employees. Kiss.com was previously a privately-owned company.


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        ABOUT UDATE.COM

        Udate.com operates a unique, high-quality online singles community that stresses service, efficiency and personal security. Its vaunted technology enables members to identify, communicate with and meet people who are psychologically, culturally, educationally and demographically compatible. The company's state-of-the-art database, Web site design and matchmaking features surpass the most professional off-line services and separate it from the competition. Individually customized page views provide members with the capability to meet compatible and interesting new friends in a fun and effective way.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about the Company's business and products, projected revenues, expenditures and operating and capital requirements. Statements that are not historical facts, including but not limited to statements (a) that include the words "will," "believes," "expects," "anticipates," "estimates" or words of similar importance or meaning;
(b) that describe any of the Company's or management's plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company's markets or customers or products or the expected liquidity and capital resources of the Company, are forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions, including changes in the market conditions in the industries in which the Company operates.


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CONTACT:

STANTON CRENSHAW COMMUNICATIONS (PUBLIC RELATIONS)
Tel: 212-780-1900
Francine Fiano, ffiano@stanton-crenshaw.com
Sammie Becker, sbecker@stanton-crenshaw.com

INVESTOR RELATIONS OF PRIMEVEST, INC.
Toll Free:  866-774-6468
Tim Garlin, tim@primevest.net

UDATE.COM, INC.
Mel Morris, melmorris@udate.com, CEO of udate.com Inc.
Tel: 877-815-2955

KISS.COM, INC.
Duane Dahl, duane@kiss.com, CEO of Kiss.com Inc.
Tel: 206-374-2041